Exhibit 99.1

iBio Announces Advancement of COVID-19 Vaccine Program

- Preclinical Immunization Studies at Texas A&M University -

NEW YORK / March 26, 2020 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSE AMERICAN:IBIO) (“iBio” or the “Company”), a biologics contract manufacturing organization and biotechnology company, today announced that immunization studies for its SARS-CoV-2 Virus-Like Particle (“VLP”) program (“IBIO-200”) are proceeding at Texas A&M University System (“TAMUS”) laboratories. The work is being performed as part of the Master Joint Development Agreement established between iBio and TAMUS in 2016.

“This next stage of work on IBIO-200 is critically important as we seek to quickly enter the clinic with one of our VLP candidates,” said Tom Isett, Co-Chairman & Chief Executive Officer of iBio. “As we optimize our choice of adjuvants with both VLP types we have developed, we are fortunate to have a strong relationship with TAMUS that allows us to rapidly bring their deep insight into the pathogenesis of coronaviruses and experience with vaccine development to the task.”

iBio created its proprietary VLP candidates in just a few weeks using its FastPharming System™. iBio’s researchers then deployed this plant-based expression platform’s rapid production capabilities to deliver VLPs suitable for further development just weeks after the biologics were designed.

“We see strong potential for the IBIO-200 program given that we have both the glycosylated and non-glycosylated iBio VLPs as options for development,” said Dr. James Samuel, Head of the Department of Microbial Pathogenesis and Immunology at Texas A&M University. “We look forward to completing the preclinical immunization studies for iBio to determine the optimal combination of VLP and adjuvant to advance to human clinical trials.”

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming System™ combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver gram quantities of high-quality monoclonal antibodies, vaccines, bioinks and other proteins. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services via its 130,000 square foot facility in Bryan, Texas. Originally built in 2010 with funding from the U.S. Defense Advanced Research Projects Agency (DARPA), iBio’s FastPharming Facility was part of the “Blue Angel” initiative to establish factories capable of rapid delivery of medical countermeasures in response to a disease pandemic. iBio’s FastGlycaneering Development Service™ includes an array of new glycosylation technologies for engineering high-performance recombinant proteins. Additionally, iBio is developing proprietary products which include IBIO-100 for the treatment of fibrotic diseases and IBIO-200, a COVID-19 vaccine. For more information, visit www.ibioinc.com.

About The Texas A&M University System

TAMUS is one of the largest systems of higher education in the nation with a budget of $6.3 billion. The System is a statewide network of 11 universities; a comprehensive health science center; eight state agencies, including the Texas Division of Emergency Management; and the RELLIS Campus. The Texas A&M System educates more than 151,000 students and makes more than 22 million additional educational contacts through service and outreach programs each year. System-wide, research and development expenditures exceeded $1 billion in FY 2019 and helped drive the state’s economy.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE, AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contacts:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

Laylan Copelin

The Texas A&M University System
Vice Chancellor of Marketing and Communications
(979) 458-6425
lcopelin@tamus.edu